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                                                                 Exhibit 10.16


SUMMARY OF INDEBTEDNESS OF ATX TELECOMMUNICATIONS SERVICES, INC. TO MICHAEL KARP

      The predecessor entities of ATX Telecommunications Services, Inc. currently have indebtedness to Michael Karp in the aggregate principle amount of $3.6 million. Approximately $1.75 million of this amount was used to fund operating expenses of ATX Telecommunications Services, Inc. The remaining $1.85 million was used to fund acquisitions of property, plant and equipment by ATX Telecommunications Services, Inc. These loans have been retired.